Exhibit 10.17

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this "First Amendment") is made and entered into as of the 16th day of January, 2019, by and between HCP TORREYANA, LLC, a Delaware limited liability company ("Landlord"), and BIOATLA, LLC, a Delaware limited liability company ("Tenant").

R E C I T A L S :

A.
Landlord and Tenant entered into that certain Lease dated June 2, 2017 (the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 20,825 rentable square feet of space (the "Existing Premises") consisting of the entire first (1st) floor of that certain building located at 11085 Torreyana Road, San Diego, California 92121 (the "Building").
B.
Tenant desires to expand the Existing Premises to include that certain space consisting of approximately 22,552 rentable square feet of space commonly known as Suite 200 and located on the top floor of the Building (the "Expansion Premises"), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.
2.
Modification of Premises. Effective as of the date (the "Expansion Commencement Date") which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Expansion Premises, (ii) the "Substantial Completion," as that term is defined in Section 4.2.2.2 of the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), and (iii) July 1, 2019, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 43,377 rentable square feet, consisting of all of the rentable area of the Building. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the "Premises."
3.
Expansion Term. Landlord and Tenant acknowledge that Tenant's lease of the Existing Premises is scheduled to expire on February 28, 2025 (the "Current Lease Expiration Date"), pursuant to the terms of the Lease. Notwithstanding anything to the contrary in the Lease, the term of Tenant's lease of the Existing Premises shall expire coterminously with the term of

Tenant's lease of the Expansion Premises on the date (the "New Expiration Date") which is the later to occur of (i) the Current Lease Expiration Date, and (ii) the day immediately preceding the sixth (6th) anniversary of the Expansion Commencement Date if the Expansion Commencement Date shall be the first day of a calendar month; or, if the Expansion Commencement Date shall be other than the first day of a calendar month, then it shall mean the last day of the month in which the sixth (6th) anniversary of the Expansion Commencement Date occurs. The period of time commencing on the Expansion Commencement Date and terminating on the New Expiration Date, shall be referred to herein as the "Expansion Term."
4.
Option Term. Tenant shall continue to have the right to extend the Lease Term pursuant to Section 2.2 of the Lease; provided, however, Landlord and Tenant hereby acknowledge and agree that, effective as of the date of this First Amendment, the following shall apply: (i) all references to "this Lease" or "the Lease" in Section 2.2 of the Lease shall be deemed to be references to "the Lease, as amended"; and (ii) all references to the "Premises" in Section 2.2 of the Lease shall be deemed to be references to the Existing Premises and the Expansion Premises.
5.
Base Rent.
5.1.
Existing Premises. Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease. Following The Current Lease Expiration Date and continuing through the New Expiration Date, Tenant shall continue to pay the same Monthly Installment of Base Rent (prorated for any partial calendar month) for the Existing Premises attributable to the last calendar month of the otherwise scheduled Lease Term.
5.2.
Expansion Premises. Commencing on the Expansion Commencement Date, and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Expansion Lease Year*	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Base Rent per Rentable Square Foot
1	$240,855.36	$20,071.28	$0.89
2	$335,573.76	$27,964.48	$1.24
3	$552,072.96	$46,006.08	$2.04
4	$646,791.36	$53,899.28	$2.39
5	$660,322.56	$55,026.88	$2.44
6	$687,384.96	$57,282.08	$2.54

* For purposes of this First Amendment, the term "Expansion Lease Year" shall mean each consecutive twelve (12) month period during the Expansion Term; provided, however, that the first (1st) Expansion Lease Year shall commence on the Expansion Commencement Date and end on the last day of the month in which the first anniversary of the Expansion Commencement Date occurs (or if the Expansion Commencement Date is the first (1st) day of a calendar month, then the first (1st) Expansion Lease Year shall commence on the Expansion Commencement Date and end on the day immediately preceding the first (1st) anniversary of the Expansion Commencement Date), and further provided that the last Expansion Lease Year shall end on the New Expiration Date.

6.
Tenant's Share of Building Direct Expenses.
6.1.
Existing Premises. Tenant shall continue to pay Tenant's Share of Direct Expenses arising or accruing prior the Expansion Commencement Date in connection with the Existing Premises in accordance with the terms of the Lease.
6.2.
Expansion Premises. Commencing on the Expansion Commencement Date, and continuing throughout the Expansion Term, Tenant shall pay Tenant's Share of Direct Expenses in connection with the Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant's Share of Direct Expenses in connection with the Expansion Premises, Tenant's Share shall equal 51.99%.
7.
Expansion Improvements. Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises or the Expansion Premises, and Tenant shall continue to accept the Existing Premises, and accept the Expansion Premises in their presently existing, "as- is" condition. Notwithstanding the foregoing, Landlord shall provide Tenant with the Tenant Improvement Allowance and Tenant shall construct the improvements in the Expansion Premises pursuant to the terms of the Tenant Work Letter.
8.
Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Cresa and CBRE (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

9.
Parking. In addition to Tenant's parking rights set forth in the Lease, effective as of the Expansion Commencement Date and continuing throughout the entire Expansion Term, in connection with Tenant's lease of the Expansion Premises, Tenant shall have the right, but not the obligation, to use up to twenty-nine (29) unreserved parking spaces at the parking facilities of Landlord's neighboring office/laboratory project currently known as "Torrey Pines Science Park" and sixty-one (61) reserved parking spaces at the Building parking facilities, subject to the terms of Article 28 of the Lease.
10.
Security Deposit. Notwithstanding anything in the Lease to the contrary, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, shall equal One Hundred Fifty-Four Thousand Ninety-Five and 92/100 Dollars ($154,095.92). Landlord and Tenant acknowledge that, in accordance with Article 21 of the Lease, Tenant has previously delivered the sum of Ninety-Six Thousand Eight Hundred Thirteen and 84/100 Dollars ($96,813.84) (the "Existing Security Deposit") to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant's execution of this First Amendment, Tenant shall deposit with Landlord an amount equal to Fifty-Seven Thousand Two Hundred Eighty-Two and 08/100 Dollars ($57,282.08) to be held by Landlord as a part of the Security Deposit. To the extent that the total amount held by Landlord at any time as security for the Lease, as hereby amended, is less than One Hundred Fifty-Four Thousand Ninety-Five and 92/100 Dollars ($154,095.92), Tenant shall pay the difference to Landlord within ten (10) days following Tenant's receipt of notice thereof from Landlord.
11.
Statutory Disclosure and Related Terms. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject Expansion Premises and determine whether the subject Expansion Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject Expansion Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject Expansion Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Expansion Premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord, while any CASp inspection initiated by Landlord shall be conducted, at Landlord's sole cost and expense, by a CASp designated by Landlord; (b) with respect to improvements or repairs required to correct violations discovered during a CASp inspection initiated by Tenant, pursuant to Article 24 of the Lease, Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Expansion Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Tenant in its use or occupancy of the Expansion Premises shall require any improvements or repairs to the Building or Project (outside the Expansion Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs, provided that Landlord shall be solely responsible for the costs of performing such improvements or repairs to correct such violations of construction-related accessibility standards if such violations were discovered during a CASp inspection initiated by Landlord. The terms of this Section 11 do not amend or reduce the obligations of Landlord and Tenant set forth in Article 24 of the Lease regarding compliance with Applicable Laws, but apply solely to the obligations of Landlord and Tenant in connection with Tenant’s election to conduct a CASp inspection hereunder.
12.
No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

[signatures follow on next page]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"	"TENANT"
HCP TORREYANA, LLC,	BIOATLA, LLC,
a Delaware limited liability company	a Delaware limited liability company
By: /s/ Michael Dorris	By: /s/ Jay Short
Name: Michael Dorris	Name: Jay Short
Its: Vice President	Its: Chairman & CEO

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Expansion Premises for Tenant following the date of this First Amendment. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Expansion Premises.

SECTION 1

CONDITION OF EXPANSION PREMISES

Tenant acknowledges that except as provided below, Tenant shall accept the Expansion Premises in their existing, "as-is" condition on the date of delivery thereof to Tenant. Except for the payment of the Tenant Improvement Allowance as provided in Section 2, below, Landlord shall have no obligation to make or pay for any improvements to the Expansion Premises. Notwithstanding anything set forth in this First Amendment to the contrary (but without limiting any other repair and maintenance obligations of Landlord that are expressly set forth in the Lease, as amended), upon the Expansion Commencement Date, Landlord shall cause (i) the Base Building to be in good working condition and repair, (ii) the Base Building and the Common Area to be compliant with Applicable Laws which were enacted and enforced as of the Lease Commencement Date to the extent necessary to obtain or maintain a certificate of occupancy (or its legal equivalent) for the Expansion Premises for general office use (collectively, the "Delivery Conditions"). Further, Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Operating Expense), make such repairs or replacements as necessary to satisfy the Delivery Conditions; provided that Tenant delivers written notice thereof to Landlord prior to the date that occurs thirty (30) days following Tenant's occupancy of the Expansion Premises for the Permitted Use; and provided further that any such repair, replacement or work was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence (collectively, "Tenant Damage") of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant, or by any modifications to the Tenant Improvements, Alterations, or other improvements constructed by or on behalf of Tenant. To the extent the Base Building is not in the Delivery Condition upon the Expansion Commencement Date as a result of Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the reasonable cost of such repair. If (1) it is determined that the Base Building was not in the Delivery Condition upon the Expansion Commencement Date, and (2) Tenant delivers written notice thereof to Landlord prior to the date that occurs thirty (30) days following Tenant's occupancy of the Expansion Premises for the Permitted Use, then Landlord shall not be liable to Tenant for any damages, but as Tenant's sole remedy (but without limiting Tenant's right to abate Base Rent, Tenant's Share of Direct Expenses and any parking charges in accordance with the terms and conditions of Section 19.5.2 of the Lease), Landlord shall, at no cost to Tenant (and which shall not be included in Operating Expenses), subject to the terms and conditions of this Section 1 above, promptly commence such work or take such other action as may be necessary to cause the Delivery Conditions to be satisfied, all to the extent not caused by Tenant Damage, and Landlord shall thereafter diligently pursue the same to completion.

SECTION 2

TENANT IMPROVEMENTS

2.1
Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") in the amount of Three Hundred Thousand and No/100 Dollars ($300,000.00), for the costs relating to the initial design and construction of Tenant's improvements, which are permanently affixed to the Expansion Premises or which are "Tenant Improvement Allowance Items," as that term is defined in Section 2.2.1, below (collectively, the "Tenant Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter or otherwise in connection with Tenant's construction of the Tenant Improvements or any Tenant Improvement Allowance Items, as defined below, in a total amount which exceeds the sum of the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease, as amended; provided, however, Landlord may, by written notice to Tenant given concurrently with Landlord's approval of the "Final Working Drawings", as that term is defined in Section 3.3, below, require Tenant, prior to the end of the Expansion Term, or given following any earlier termination of this Lease, as amended, at Tenant's expense, to remove any Tenant Improvements which are reasonably be deemed to be Specialty Alterations (as that term is defined in Section 8.5 of the Lease) and to repair any damage to the Expansion Premises and Building caused by such removal and return the affected portion of the Expansion Premises to a Building standard general office condition. Any portion of the Tenant Improvement Allowance that is not disbursed or allocated for disbursement by the date which is twelve (12) months following the Expansion Commencement Date, shall revert to Landlord and Tenant shall have no further rights with respect thereto.
2.2
Disbursement of the Tenant Improvement Allowance.
2.2.1
Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Tenant Improvement Allowance Items"):
2.2.1.1
Payment of all reasonable fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.2 of this Tenant Work Letter;
2.2.1.2
The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
2.2.1.3
The payment for all demolition and removal of existing improvements in the Expansion Premises;
2.2.1.4
The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Expansion Premises, hoisting and trash removal costs, costs to purchase and install in the Expansion Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI

Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors' fees and general conditions;
2.2.1.5
The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.6
The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code");
2.2.1.7
Sales and use taxes;
2.2.1.8
Subject to Section 2.2, above, all other actual out-of-pocket costs expended by Landlord in connection with the construction of the Tenant Improvements, including, without limitation, costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below.
2.2.2
Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
2.2.2.1
Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the "Contractor," as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a commercially reasonable form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Expansion Premises, detailing the portion of the work completed and the portion not completed;

(ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Expansion Premises; (iii) executed mechanic's lien releases, as applicable, from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138 (provided that for sums that are the subject of the current disbursement request, conditional mechanic's lien releases shall be acceptable, provided that Tenant also submits unconditional mechanic's lien releases for all sums previously paid in connection with any and all prior disbursement requests); and (iv) all other information reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Within forty-five

(45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section 2.2.3.1, above (or, subject to the terms of Section 4.2.1, below, a percentage thereof), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance , provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.5 below, or due to any substandard work. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

2.2.2.2
Final Deliveries. Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord properly executed final mechanic's lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from all of Tenant's Agents, and a certificate certifying that the construction of the Tenant Improvements in the Expansion Premises has been substantially completed. Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.
2.2.2.3
Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance have been made available shall be deemed Landlord's property under the terms of this Lease, as amended.

2.4 Building Standards. The quality of Tenant Improvements shall be in keeping with the existing improvements in the Premises.

SECTION 3

CONSTRUCTION DRAWINGS

3.1
Selection of Architect. Tenant shall retain an architect/space planner (the "Architect") approved in advance by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) to prepare the Final Space Plan and Final Working Drawings as provided in Section 3.2 and 3.3, below. Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Expansion Premises, which work is not part of the Base Building. All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.
3.2
Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Expansion Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Expansion Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. If Landlord fails to approve or disapprove the Final Space Plan within such five (5) business day period, then Tenant may send Landlord a reminder notice setting forth such failure (which reminder notice shall include a copy of such Final Space Plan) and containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: "LANDLORD'S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD'S

DEEMED APPROVAL OF THE FINAL SPACE PLAN" (the "Final Space Plan Reminder Notice"). If Landlord fails to respond with its approval or disapproval within five (5) business days after its receipt of the Final Space Plan Reminder Notice, then the Final Space Plan shall be deemed approved by Landlord.

3.3
Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Expansion Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expansion Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant's Agents to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Final Working Drawings for the Expansion Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith. If Landlord fails to approve or disapprove the Final Working Drawings within such ten (10) business day period, then Tenant may send Landlord a reminder notice setting forth such failure (which reminder notice shall include a copy of such Final Working Drawings) and containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: "LANDLORD'S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD'S DEEMED APPROVAL OF THE FINAL WORKING DRAWINGS" (the "Final Working

Drawings Reminder Notice"). If Landlord fails to respond with its approval or disapproval within five (5) business days after its receipt of the Final Working Drawings Reminder Notice, then the Final Working Drawings shall be deemed approved by Landlord.

3.5 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Expansion Premises by Tenant. Concurrently with Tenant's delivery of the Final Working Drawings to Landlord for Landlord's approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the

Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1
Tenant's Selection of Contractors.
4.1.1
The Contractor; Landlord's Project Manager. Tenant shall retain a licensed general contractor, approved in advance by Landlord, to construct the Tenant Improvements ("Contractor"). Landlord's approval of the Contractor shall not be unreasonably withheld, conditioned or delayed. Landlord shall retain Project Management Advisors, Inc. ("PMA") as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to the PMA services equal to 2.65% of the total project cost for the design, permitting and construction of the Tenant Improvements.
4.1.2
Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, and which shall be granted or denied within five (5) days of Landlord's receipt of Tenant's request for approval; provided, however, Landlord may nevertheless designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors. If Landlord does not approve any of Tenant's proposed subcontractors, laborers, materialmen, or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen, and suppliers for Landlord's written approval. If Landlord fails to approve or disapprove the Tenant's Agents within such five

(5) business day period, then Tenant may send Landlord a reminder notice setting forth such failure and containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: "LANDLORD'S FAILURE TO RESPOND TO THIS NOTICE WITHIN TWO (2) BUSINESS DAYS SHALL RESULT IN LANDLORD'S DEEMED

APPROVAL OF THE TENANT'S AGENTS" (the "Tenant's Agents Reminder Notice"). If Landlord fails to respond with its approval or disapproval within two (2) business days after its receipt of the Tenant's Agents Reminder Notice, then the Tenant's Agents selected by Tenant shall be deemed approved by Landlord.

4.2
Construction of Tenant Improvements by Tenant's Agents.
4.2.1
Construction Contract; Cost Budget. Tenant shall engage the Contractor under a commercially reasonable and customary construction contract (collectively, the "Contract"). Prior to the commencement of the construction of any Phase of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the relevant Phase of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the relevant Phase of the Tenant Improvements (each, a "Final Budget"). Any costs of design and construction of the Tenant Improvements in excess of the Tenant Improvement Allowance shall be paid by Tenant out of its own funds once the Tenant Improvement Allowance is exhausted, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord's review, provided that the delivery of such documents to Landlord shall not be a condition precedent to Tenant paying such costs.

4.2.2
Tenant's Agents.
4.2.2.1
Compliance with Drawings and Schedule. Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in substantial accordance with the Approved Working Drawings; and (ii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule.
4.2.2.2
Indemnity. Tenant's indemnity of Landlord as set forth in the Lease, as amended, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements (except to the extent caused by Landlord's failure to disburse the Tenant Improvement Allowance as provided for in this Tenant Work Letter) and/or Tenant's disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, as amended, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Expansion Premises. The foregoing indemnity shall not apply to claims caused by the gross negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors.
4.2.2.3
Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the Contract ("Substantial Completion"). Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
4.2.2.4
Insurance Requirements.
4.2.2.4.1
General Coverages. The Contractor and all

mechanical, engineering and plumbing subcontractors ("Major Subcontractors") shall carry the following insurance with insurers having a minimum A.M. best rating of A- VIII or better (i) worker's compensation insurance covering the Contractor’s or Major Subcontractor’s respective employees with a waiver of subrogation in favor of Landlord and the property manager, (ii) general liability insurance with a limit of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, including products/completed operations and contractual coverage, and including Landlord and its property manager as additional insureds, and (ii) if the cost of such Tenant Improvements exceeds $100,000 in the aggregate, then Builders Risk insurance covering the construction of the Tenant Improvements, and such policy shall include Landlord as an additional insured. Other Tenant’s Agents shall carry commercially reasonable amounts of insurance as reasonably approved by Landlord.
4.2.2.4.2
Intentionally Omitted.
4.2.2.4.3
General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Expansion Tenant Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Expansion Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Expansion Tenant Improvements are fully completed, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.
4.2.3
Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and

(iii) building material manufacturer's specifications.

4.2.4
Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to substantially comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists that might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's reasonable satisfaction.

4.2.5
Meetings. Commencing upon the execution of this First Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.
4.3
Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction,

(y) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, as amended, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (hard copy and CAD files) within ninety (90) days following issuance of a certificate of occupancy for the Expansion Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Expansion Premises. Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant. Landlord’s approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.

SECTION 5

MISCELLANEOUS

5.1
Intentionally Omitted.

5.2
Tenant's Representative. Tenant has designated Monica Sullivan as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
5.3
Landlord's Representative. Landlord has designated Crista Swan with PMA, as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
5.4
Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
5.5
Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease, as amended, or this Tenant Work Letter, if any default by Tenant under the Lease, as amended, or this Tenant Work Letter occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured beyond the applicable notice and cure periods set forth in the Lease, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements and any costs occasioned thereby).